EXHIBIT 99.6

RESTATED JOINT FILING AGREEMENT

In accordance with Rule 13(d)-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, $1.00 Par Value, of American Locker Group Incorporated and further agree that this Joint Filing Agreement be include as an exhibit to such statement.  This Joint Filing Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of July 7, 2015.

/s/ Kyle S. Packer Name: Kyle S. Packer
/s/ Jason R. Herr Name: Jason R. Herr
/s/ Paul B. Luber Name: Paul B. Luber
MUTINY FUND I, LP By: Mutiny Capital, LLC Its: General Partner By: Kyle S. Packer Its: Managing Member
/s/ Neal B. Jannol Name: Neal B. Jannol